UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act Of 1934

Date of Report (Date of earliest event reported): March 3, 2009

BRISTOL-MYERS SQUIBB COMPANY

(Exact Name of Registrant as Specified in its Charter)

Delaware	1-1136	22-079-0350
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

345 Park Avenue

New York, NY, 10154

(Address of Principal Executive Office)

Registrant’s telephone number, including area code: (212) 546-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c), (d) On March 3, 2009, the Company’s Board of Directors appointed Lamberto Andreotti to serve as the company’s President and Chief Operating Officer and elected Mr. Andreotti as a member of the Board of Directors. The size of the Board of Directors was increased to eleven in connection with Mr. Andreotti’s election.

Mr. Andreotti is 58 years old and has worked for the company for eleven (11) years. He served as Executive Vice President and Chief Operating Officer from May 2007 until his current appointment as President and Chief Operating Officer. From September 2005 to May 2007, Mr. Andreotti served as Executive Vice President, Worldwide Pharmaceuticals. From November 2002 to September 2005, Mr. Andreotti served as Senior Vice President and International President of the Worldwide Medicine Group. Mr. Andreotti is Vice-Chairman of the Board of Directors of Mead Johnson Nutrition Company.

Due to his employment with the company, the Board of Directors has determined that Mr. Andreotti is not independent under the New York Stock Exchange Listing Standards or the independence standards adopted by the Board of Directors. Mr. Andreotti will stand for election by the company’s stockholders at the Annual Meeting of Stockholders on May 5, 2009.

Mr. Andreotti was not selected as a director pursuant to any arrangement or understanding between him and any other person. There are no related party transactions between the company and Mr. Andreotti.

Mr. Andreotti will receive compensation for his service as President and Chief Operating Officer in accordance with the company’s standard executive compensation program. Mr. Andreotti will not be compensated for his service as a director of the company.

A copy of the press release announcing Mr. Andreotti’s election is attached to this report as Exhibit 99.1.

Item 9.01.	Financial Statement and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Press release dated March 3, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bristol-Myers Squibb Company

Dated: March 6, 2009	By:	/s/ Sandra Leung
	Name:	Sandra Leung
	Title:	Senior Vice President,
General Counsel &
Secretary

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press release dated March 3, 2009.